                                                                    EXHIBIT 99.1

                           [WESTINGHOUSE LETTERHEAD]

                      WESTINGHOUSE REPORTS FOURTH QUARTER
                              AND YEAR-END RESULTS

   o   Radio posts 37% EBITDA gain for quarter
   o   Cost reductions boost television stations' quarterly EBITDA by 17%
   o   Industries and Technology Group profits for quarter rise by 18%

         PITTSBURGH, February 11, 1997 -- Westinghouse Electric Corporation (NYSE:WX) reported net income of $30 million, or $.07 per share, for the year ended December 31, 1996, compared with $15 million a year ago. The results for 1996 included income of $111 million, or $.25 per share, from special items including the gain from the sale of the defense electronics business, partially offset by expenses for restructuring and other charges. Net income for 1995 included a loss of $208 million, or $.51 per share, for special items.

         For the fourth quarter of 1996, Westinghouse had a net loss of $34 million, or $.08 per share, compared with a net loss of $7 million, or $.02 per share, in the year-ago quarter. Continuing operations reported a fourth quarter 1996 loss of $32 million, or $.07 per share compared to a loss of $54 million, or $.13 per share, in the 1995 quarter. The 1996 fourth quarter included an after-tax loss of $91 million for a previously announced restructuring plan, while the 1995 fourth quarter included a $125 million after-tax restructuring and litigation charge.

Westinghouse ...2

         On December 31st, Westinghouse completed the $4.9 billion merger with Infinity Broadcasting Corporation, which creates, along with CBS Radio, the premier radio group in the world with total revenues of approximately $1 billion from 79 stations, including 64 stations in top 10 markets. As part of Westinghouse's plan to exit the Communication and Information Systems segment, the company completed the sale of its largest component, the residential security business, for approximately $425 million, including the assumption of liabilities by the purchaser.

Westinghouse/CBS Group

         In the fourth quarter, Westinghouse's media group reported earnings before interest, taxes, depreciation, and amortization (EBITDA) of $102 million, compared to $103 million in the year-ago quarter. For the year, the media group reported EBITDA, excluding a $41 million restructuring charge taken in the first quarter of 1996, of $628 million, compared with $269 million in 1995. These comparisons include only 37 days of CBS results in last year's fourth quarter. No results for Infinity are included in any period.

PROFORMA RESULTS (INCLUDES CBS FOR FULL 1995 PERIODS): For the fourth quarter, sales were flat at over $1 billion and EBITDA increased nearly 4% over last year's fourth quarter. Radio results continued to be strong with a 37% increase in EBITDA for the quarter, reflecting a 10% rise in sales coupled with cost improvements; for the year radio was up 38% on an 11% rise in sales. Network EBITDA fell due to lower demographic ratings as well as increased costs associated with political coverage and sports rights.

Westinghouse ...3

Those factors and increased costs associated with affiliate compensation and primetime advertising/promotion resulted in a decrease in the network's full-year EBITDA of $77 million. Although television station revenues benefitted from political advertising, they were flat in the fourth quarter due to lower ratings in certain markets; EBITDA increased nearly 17% in the period as a result of cost reductions. For the year, EBITDA at the TV stations was down 4% on a 5% decrease in sales. Results for the cable business were strong for 1996, although EBITDA declined in the fourth quarter due to start-up expenses related to TeleNoticias, a Spanish-language 24-hour news service acquired in 1996, and the costs to develop Eye On People, a new cable channel.

         Commenting on the media businesses, Michael H. Jordan, the company's chairman and chief executive officer, said: "We are encouraged by the strong EBITDA growth in radio which should accelerate as we leverage the new opportunities in the combined Infinity and CBS Radio groups. We also see encouraging signs for the TV business in the 1997-1998 advertising season. As the only one of the top three networks to increase household ratings during the fall season, the CBS Network is solidifying its move into second place in the ratings. And in the recent November sweeps, CBS had the most affiliates ranked first in their markets, a 41% improvement over last year. The recent increase in household ratings and our management actions at the TV stations in the three largest markets should create the opportunity for a strong upside at our TV station group in 1997."

The Industries and Technology Group

         Sales in the Industries and Technology Group increased nearly 8% for the fourth quarter compared with last year's quarter. Operating profit, excluding the fourth quarter special charges in both years, was up nearly 18% for the period. For the full year 1996, sales were flat with 1995, and profits, excluding special items, were down 10%.

Westinghouse ...4

         Sales for the 1996 fourth quarter in the Power Systems group increased 10% over the same period a year ago, and were up slightly for the year. Profits, excluding special items in both years, rose $21 million for the fourth quarter, but decreased $34 million for the full year compared with 1995. Despite a strong fall outage season, Energy Systems profits were down for the year, primarily due to shortfalls during the first half of the year. After a difficult year in 1995, the Power Generation Business Unit increased profits before special charges due to higher revenues from new apparatus and project sales. Orders for Power Systems for 1996 were consistent with 1995 at over $3.5 billion.

         Thermo King continued its track record of success despite cyclical weakness in certain markets. Thermo King's ability to compete in the growing European, Latin America, and Asian markets was strengthened by the acquisitions in late 1996 of Sabroe, a Danish company with strong presence in the seagoing container market, and Thermal, a German manufacturer of bus air conditioning. Excluding the effects of these acquisitions, operating profit in the fourth quarter grew by 5% while sales decreased 3%. For the year, Thermo King reported a 2% increase in operating profit, despite a 7% decline in revenue from a sluggish North America truck and trailer market, particularly in the first half of the year.

         In the government operations unit, profits were flat for the quarter and down for the year. While profits were adversely affected by the loss of the Hanford contract, reduced Navy funding, and increased bid and proposal costs, new business development successes during the year should position the government business for a strong 1997.

Westinghouse ...5

         Commenting on the performance of the Industries and Technology Group, Mr. Jordan said: "Our industrial businesses steadily improved during 1996. As we prepare for the spin-off of the Industries and Technology Group as an independent company later in 1997, we believe that this Group is positioned to grow in all of its markets. A strong fourth quarter performance in Power Systems, where sales rose 10% and operating profit was up 20%, is a positive sign that our actions to strengthen our power businesses are taking hold. Thermo King had an impressive year despite soft market conditions, which we expect will begin to rebound in 1997. 1997 should also see the benefit from the restructuring of the group headquarters and the business units that we undertook in late 1996."

                                 ##1000-1297##

Contacts: Jack Bergen/Westinghouse      212/975-3835
          Kevin Ramundo/Westinghouse    412/642-4989